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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                           Benchmark Electronics, Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   08160H-10-1
             ------------------------------------------------------
                                 (CUSIP Number)


                                 August 24, 1999
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

( )      Rule 13d-1(b)
(x)      Rule 13d-1(c)
( )      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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                               (Page 1 of 5 Pages)

CUSIP No. 08160H-10-1                                          Page 2 of 5 Pages

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(1)    NAME OF REPORTING PERSON

       J.M. Huber Corporation

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

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(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  | |
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(3)    SEC USE ONLY


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(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       New Jersey
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                          (5)    SOLE VOTING POWER
                                 1,000,000
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            -0-
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  1,000,000
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 -0-
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(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,000,000
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(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

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(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.2%
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(12)   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 08160H-10-1                                          Page 3 of 5 Pages

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Item 1.     (a)   Name of Issuer:

                  Benchmark Electronics, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  3000 Technology Drive
                  Angleton, Texas 77515

Item 2.     (a)   Name of Person Filing:

                  J.M. Huber Corporation

            (b)   Address of Principal Business Office:

                  333 Thornall Street
                  Edison, New Jersey 08818

            (c)   Citizenship:

                  J.M. Huber is a New Jersey Corporation

            (d)   Title of Class of Securities:

                  Common Stock

            (e)   CUSIP Number:

                  08160H-10-1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a) | | Broker or dealer registered under Section 15 of the Exchange
                    Act.

            (b) | | Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) | | Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

            (d) | | Investment company registered under Section 8 of the
                    Investment Company Act.

            (e) | | An investment advisor in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) | | An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

            (g) | | A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G);

            (h) | | A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) | | A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment Company Act;

            (j) | | Group, in accordance with Rule 13d-1((b)1)(ii)(J).

If this statement is filed pursuant to ss.240.13d-1(c), check this box [x].

CUSIP No. 08160H-10-1                                          Page 4 of 5 Pages

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Item 4.     Ownership.

            (a)  Amount Beneficially Owned:  1,000,000

            (b)  Percent of Class:  6.2%

            (c)  Number of Shares to which such person has:

                 (i)   Sole power to vote or direct the vote:  1,000,000

                 (ii)  Shared power to vote or direct the vote:  -0-

                 (iii) Sole power to dispose or to direct the deposition of:
                       1,000,000

                 (iv)  Shared power to dispose or to direct the disposition of:
                       -0-

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of the Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 08160H-10-1                                          Page 5 of 5 Pages

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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      September 1, 1999

           J.M. Huber Corporation

           By: /s/ William Schlimbach
               ---------------------------

               Name:  William Schlimbach

               Title: Assistant Secretary